Exhibit 10.5

SITIO ROYALTIES CORP.
AMENDED & RESTATED SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

1.
Purpose and Effective Date. Sitio Royalties Corp., a Delaware corporation (the “Company”), has adopted this Amended & Restated Severance Plan (this “Plan”) to provide for the potential payment of severance benefits to Eligible Individuals (as defined below) in the event of certain terminations of employment as described herein. The Plan was approved by the Board of Directors of the Company (the “Board”) to be effective as of August 6, 2024 (the “Effective Date”).
2.
ERISA and Tax Compliance. The Plan is intended to be a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA that is excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b). Further, the Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees. The Plan is not intended to satisfy the qualification requirements of Code Section 401, but is intended to comply with the requirements of Code Section 409A and the Treasury regulations and guidance issued thereunder. This Plan document also constitutes a summary plan description with respect to the Plan. This Plan is a welfare program under the Company’s health and welfare plan.
3.
Definitions. For purposes of this Plan, the terms listed below shall have the meanings specified herein:
(a)
“Administrator” means the Board or a committee appointed by the Board to administer this Plan.
(b)
“Affiliate” means any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any predecessor to any such entity; provided¸ however, that a natural person shall not be considered an Affiliate.
(c)
“Base Salary” means the amount an Eligible Individual is entitled to receive as base salary on an annualized basis calculated as of immediately prior to the Termination Date or, if greater, before giving effect to any reduction not consented to by the Eligible Individual.
(d)
“Board” means the Board of Directors of the Company.
(e)
“Business” means, with respect to an Eligible Individual, the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which such Eligible Individual provides services or about which such Eligible Individual obtains Confidential Information during such Eligible Individual’s employment with any member of the Company Group, which business and operations include the acquisition and management of mineral and royalty interests in the Permian Basin.

(f)
“Business Opportunity” means, with respect to an Eligible Individual, any commercial, investment or other business opportunity relating to the Business (as such term is defined in relation to such Eligible Individual).
(g)
“Cause” means one or more of the following events: (i) an Eligible Individual’s material breach of this Plan (including an Eligible Individual’s violation of any of the covenants set forth in Section 9) or of any other written agreement between such Eligible Individual and one or more members of the Company Group, including such Eligible Individual’s breach of any material representation, warranty or covenant made under any such agreement; (ii) an Eligible Individual’s material breach of any policy or code of conduct established by a member of the Company Group and applicable to such Eligible Individual; (iii) an Eligible Individual’s violation of any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination, or anti-retaliation); (iv) an Eligible Individual’s fraud, theft, dishonesty, gross negligence, willful misconduct, embezzlement, or breach of fiduciary duty related to any member of the Company Group or the performance of such Eligible Individual’s duties for any member of the Company Group; (v) the conviction or indictment of an Eligible Individual for, or plea of guilty or nolo contendere by such Eligible Individual to, any felony (or state law equivalent) or any crime involving moral turpitude; or (vi) an Eligible Individual’s willful failure or refusal, other than due to Disability, to perform such Eligible Individual’s obligations to the Company or a member of the Company Group or to follow any lawful directive from the Company or a member of the Company Group, as determined by the Administrator; provided, however, that if an Eligible Individual’s actions or omissions as set forth in this Section 3(g) are of such a nature that the Administrator determines that they are curable by such Eligible Individual, such actions or omissions must remain uncured thirty (30) days after the Administrator first provided such Eligible Individual written notice of the obligation to cure such actions or omissions.
(h)
“CEO” means the Chief Executive Officer of the Company.
(i)
“Change in Control” means the consummation of any of the following events after the Effective Date:
(i)
any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities;
(ii)
individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;
(iii)
there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or
(iv)
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, provided that, in all such cases, the transactions contemplated by the provisions above are ultimately consummated.

Notwithstanding the foregoing, except with respect to clause (ii) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a subsidiary, all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(j)
“Change in Control Period” means the period beginning on the date that a Change in Control occurs and ending on the date that is six (6) months following the date that a Change in Control occurs.
(k)
“CIC Termination” means a Qualifying Termination that occurs during the Change in Control Period.
(l)
“Code” means the Internal Revenue Code of 1986, as amended.
(m)
“Company Group” means the Company and its direct and indirect subsidiaries.
(n)
“Confidential Information” means all trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to an Eligible Individual, individually or in conjunction with others, during the period that he or she is employed or engaged by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks). For purposes of this Plan, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of such Eligible Individual or any of his or her agents; (ii) was available to such Eligible Individual on a non-confidential basis before its disclosure by a member of the Company Group; (iii) becomes available to such Eligible Individual on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group; or (iv) arises from such Eligible Individual’s general training, knowledge, skill or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that a worker otherwise has a right to disclose as legally protected conduct.
(o)
“Death/Disability Termination” means the termination of an Eligible Individual’s employment due to death or Disability.
(p)
“Disability” means a determination by the Administrator that an Eligible Individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(q)
“Eligible Individual” means an employee of the Company eligible to receive the benefits described in this Plan, as designated in writing by the Administrator; provided, however, that (i) any individual who has a written employment or severance agreement with the Company that provides for potential severance benefits (other than any benefits pursuant to this Plan) shall not be an Eligible Individual under this Plan; and (ii) in order to be an Eligible Individual, such employee must sign and return to the Company, in the time designated by the Administrator, a Participation Agreement.
(r)
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(s)
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(t)
“Good Reason” means (i) a material diminution in an Eligible Individual’s Base Salary; (ii) a material diminution in an Eligible Individual’s authority, duties and responsibilities, taken as a whole; or (iii) a material breach by the Company of any of its obligations under this Plan. Notwithstanding the foregoing provisions of this Section 3(t) or any other provision of this Plan to the contrary, any assertion by an Eligible Individual of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in clause (i), (ii), or (iii) above giving rise to the Eligible Individual’s termination of employment must have arisen without the Eligible Individual’s consent; (B) the Eligible Individual must provide written notice to the Administrator of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Administrator’s receipt of such written notice; and (D) the date of such Eligible Individual’s termination of employment must occur within sixty (60) days after the initial occurrence of the condition(s) specified in such notice.

(u)
“Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date and any other individual who becomes a director of the Company after the Effective Date and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.
(v)
“LTIP” means the Sitio Royalties Corp. Long Term Incentive Plan, as amended from time to time, together with any successor equity incentive plans adopted by the Company.
(w)
“Market Area” means each geographic area or market where or with respect to which the Company or any other member of the Company Group conducts or has specific plans to conduct the Business on or at any time during the twelve (12) month period prior to the Termination Date; provided, however, in no event will any geographic area or market within the State of California be deemed to be within the Market Area.
(x)
“Participation Agreement” means the participation agreement delivered to an Eligible Individual by the Administrator prior to such Eligible Individual becoming a participant in this Plan evidencing such Eligible Individual’s agreement to participate in this Plan and to comply with the terms, conditions and restrictions within the Plan.
(y)
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
(z)
“Qualifying Termination” means (i) the termination of an Eligible Individual’s employment or service relationship by the Company other than due to death, Disability or for Cause or (ii) the termination of an Eligible Individual’s employment or service relationship due to a resignation by the Eligible Individual for Good Reason, in each case (with respect to clauses (i) or (ii)) that results in the Eligible Individual no longer being employed by any member of the Company Group after giving effect to such termination. For the avoidance of doubt, a termination of an Eligible Individual’s employment as a result of the resignation of such Eligible Individual other than for Good Reason shall not be a Qualifying Termination.
(aa)
“Termination Date” means the date that an Eligible Individual has a “separation from service” as defined under Code Section 409A and applicable guidance thereunder.
4.
Eligibility; Plan Benefits. The Eligible Individuals designated by the Administrator are eligible to receive the benefits described below:
(a)
Qualifying Termination Outside the Change in Control Period; Death/Disability Termination. In the event of (x) a Qualifying Termination that occurs outside of the Change in Control Period or (y) a Death/Disability Termination, the Eligible Individual shall, subject to compliance with Sections 5 and 9, be entitled to receive the following benefits:
(i)
A payment (a “Severance Payment”) in an amount equal to:
(A)
in the case of the CEO, twenty-four (24) months of Base Salary; or
(B)
in the case of an Eligible Individual other than the CEO, eighteen (18) months of Base Salary.
(ii)
All unvested equity-based awards granted under the LTIP that are held by the Eligible Individual as of immediately prior to the Termination Date shall immediately become fully vested as of the Termination Date; provided, however, that with respect to any equity-based award that is subject to performance-based vesting conditions, any service requirement applicable to such equity-based award shall be deemed satisfied as to a portion of such award calculated based on the number of days the Eligible Individual was employed by or provided services to the Company between the applicable date of grant and the Termination Date and such pro-rata portion shall remain outstanding and, subject to the satisfaction of applicable performance metrics calculated through the end of the applicable performance period, be eligible for settlement following the end of such performance period.
(b)
CIC Termination. In the event of a CIC Termination, the Eligible Individual shall, subject to compliance with Sections 5 and 9, be entitled to receive the following benefits (which, for the avoidance of doubt, are in lieu of the benefits described in Section 4(a) above):
(i)
A payment (a “CIC Severance Payment”) in an amount equal to:
(A)
in the case of the CEO, thirty-six (36) months of Base Salary; or
(B)
in the case of an Eligible Individual other than the CEO, twenty-four (24) months of Base Salary.
(ii)
All unvested equity-based awards granted under the LTIP that are held by the Eligible Individual as of immediately prior to the Termination Date shall immediately become fully vested as of the Termination Date; provided, however, that with respect to any equity-based award that is subject to performance-based vesting conditions, such equity-based award shall be calculated and settled, without proration, subject to and based on the greater of (x) target performance or (y) actual performance and achievement of the applicable performance metrics calculated through the date of the Change in Control.
(c)
Payment of Severance Payment or CIC Severance Payment.
(i)
Any Severance Payment will be divided into substantially equal installments paid over the twenty-four (24)-month period (in the case of the CEO) or the eighteen (18)-month period (in the case of an Eligible Individual other than the CEO) beginning on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date; provided, however, that to the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 4(c)(i) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to the Eligible Individual in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess).
(ii)
With respect to all Eligible Individuals, any CIC Severance Payment will paid in a lump sum on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date.
5.
Release. As a condition to the payment or providing by the Company of any of the amounts and benefits due under Section 4 above, the Eligible Individual shall: (a) execute on or before the Release Expiration Date (as defined below), and not revoke within any time provided by the Company to do so, a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective Affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of the Eligible Individual’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments or benefits that the Eligible Individual may have under this Plan ; and (b) abide by the terms of Section 9. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to an Eligible Individual (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967) and the Eligible Individual is age 40 or over as of the Termination Date, the date that is forty-five (45) days following such delivery date.
6.
No Mitigation. An Eligible Individual shall not be required to mitigate the amount of any payment or benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation or benefit earned by the Eligible Individual as the result of employment by another employer or by retirement benefits. Subject to the foregoing, the benefits under this Plan are in addition to any other benefits to which an Eligible Individual is otherwise entitled.
7.
Terminations for Cause or Resignation Not for Good Reason. If an Eligible Individual’s employment is terminated by the Company for Cause or by the Eligible Individual due to a resignation that is not for Good Reason, the Eligible Individual shall not be entitled to any severance payments or benefits under this Plan.

8.
Certain Excise Taxes. Notwithstanding anything to the contrary in this Plan, if an Eligible Individual is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Plan, together with any other payments and benefits which such Eligible Individual has the right to receive from the Company or any of its Affiliates, would, either separately or in the aggregate, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Individual from the Company and its Affiliates shall be one dollar ($1.00) less than three times such Eligible Individual’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Eligible Individual shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to such Eligible Individual (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times such Eligible Individual’s base amount, then such Eligible Individual shall be required to immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 8 shall require the Company to be responsible for, or have any liability or obligation with respect to, such Eligible Individuals’ excise tax liabilities under Section 4999 of the Code.
9.
Confidentiality; Non-Competition; Non-Solicitation.
(a)
Following the time that an Eligible Individual becomes a participant in the Plan, he or she will be provided with, and will have access to, Confidential Information. Both during the time that an Eligible Individual participates in this Plan and thereafter, except as expressly permitted by this Plan or by directive of the Administrator, such Eligible Individual shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. By becoming an Eligible Individual, each Eligible Individual acknowledges and agrees that such Eligible Individual would inevitably use and disclose Confidential Information in violation of this Section 9(a) if he or she were to violate any of the covenants set forth in the other portions of this Section 9. The Eligible Individual shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to an Eligible Individual during the period that he or she is employed by or affiliated with the Company or any other member of the Company Group.

(b)
Notwithstanding any provision of Section 9(a) to the contrary, Eligible Individuals may make the following disclosures and uses of Confidential Information:
(i)
disclosures to employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;
(ii)
disclosures to customers and suppliers when, in the reasonable and good faith belief of such Eligible Individual, such disclosure is necessary in connection with the Eligible Individual’s performance of the Eligible Individual’s duties and is in the best interests of the Company Group;
(iii)
disclosures and uses that are approved in writing by the Administrator; or
(iv)
disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Administrator.
(c)
Notwithstanding the foregoing, nothing in this Plan or in any other agreement between the Company and an Eligible Individual shall prohibit or restrict an Eligible Individual from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (including, for the avoidance of doubt, the U.S. Securities and Exchange Commission and any other applicable regulatory authority or agency) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to such Eligible Individual from any governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Plan requires an Eligible Individual to obtain prior authorization before engaging in any conduct described in the previous sentence, or to notify the Company that he or she has engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.
(d)
The Company shall provide Eligible Individuals access to Confidential Information for use only during the period of such Eligible Individual’s employment or engagement by the Company or another member of the Company Group, and in consideration of the Company providing such Eligible Individual with access to Confidential Information and as a condition to such Eligible Individual’s participation in this Plan, each Eligible Individual voluntarily agrees to the covenants set forth in this Section 9. Each Eligible Individual agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause such Eligible Individual undue hardship, and are material and substantial parts of this Plan intended and necessary to prevent unfair competition and to protect the Company Group’s trade secrets and other confidential information, goodwill and legitimate business interests.
(e)
During the period in which the Eligible Individual is employed by any member of the Company Group and continuing for a period of three (3) months following the date that the Eligible Individual is no longer employed by any member of the Company Group, each Eligible Individual shall not, without the prior written approval of the Administrator, directly or indirectly, for such Eligible Individual or on behalf of or in conjunction with any other person or entity of any nature:
(i)
engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent such Eligible Individual from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause) in which such Eligible Individual’s duties or responsibilities directly or indirectly involve the Business in (or planned to be conducted in) the Market Area; or
(ii)
appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area.
(f)
During the period in which the Eligible Individual is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that the Eligible Individual is no longer employed by any member of the Company Group, each Eligible Individual shall not, without the prior written approval of the Administrator, directly or indirectly, for such Eligible Individual or on behalf of or in conjunction with any other person or entity of any nature:
(i)
solicit, canvass, approach, encourage, entice or induce any customer or supplier (including, for the avoidance of doubt, property owners from whom a member of the Company Group may acquire mineral and royalty interests) of any member of the Company Group with whom or which such Eligible Individual had contact on behalf of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or
(ii)
solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.
(g)
Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in this Section 9, and because of the immediate and irreparable damage that would be caused to the members of the

Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
(h)
The covenants in this Section 9, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Plan shall thereby be reformed.
10.
Administration of this Plan.
(a)
Administrator’s Powers and Duties. The Company shall be the named fiduciary and shall have full power to administer this Plan in all of its details, subject to applicable requirements of law. The duties of the Company shall be performed by the Administrator, provided that the Administrator may delegate all or any portion of its duties to an executive officer of the Company. It shall be the duty of the Administrator to see that this Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in this Plan. For this purpose, the Administrator’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by this Plan:
(i)
to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan;
(ii)
to interpret this Plan and all facts with respect to a claim for payment or benefits. Where such claim is made prior to a Change in Control, the Administrator’s interpretation thereof shall be final and conclusive on all persons claiming payment or benefits under this Plan;
(iii)
to decide all questions concerning this Plan and the eligibility of any person to participate in this Plan;
(iv)
to make a determination as to the right of any person to a payment or benefit under this Plan (including, without limitation, to determine whether and when there has been a termination of an Eligible Individual’s employment and the cause of such termination and the amount of any payment or benefit due under this Plan);
(v)
to appoint such agents, counsel, accountants, consultants, claims administrators and other persons as may be required to assist in administering this Plan;

(vi)
to allocate and delegate its responsibilities under this Plan and to designate other persons to carry out any of its responsibilities under this Plan, any such allocation, delegation or designation to be in writing;
(vii)
to sue or cause suit to be brought in the name of this Plan; and
(viii)
to obtain from the Company and from Eligible Individuals such information as is necessary for the proper administration of this Plan.
(b)
Indemnification. The Company shall indemnify and hold harmless the Administrator (and each member thereof) in the performance of its, his or her duties under this Plan against any and all expenses and liabilities arising out of its, his or her administrative functions or fiduciary responsibilities under this Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of the Administrator or such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such Administrator’s or member's own gross negligence or willful misconduct. Expenses against which such Administrator or member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
(c)
Compensation, Bond and Expenses. The members of the Administrator shall not receive compensation with respect to their services for the Administrator. To the extent required by applicable law, but not otherwise, Administrator members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Administrator incident to the administration, termination or protection of this Plan, including the cost of furnishing bond, shall be paid by the Company.
(d)
Claims Procedure. Any Eligible Individual that the Administrator determines is entitled to a benefit under this Plan is not required to file a claim for benefits. Any Eligible Individual who is not paid a benefit hereunder and who believes that he or she is entitled to a benefit hereunder or who has been paid a benefit and who believes that he or she is entitled to a greater benefit hereunder may file a claim for benefits under this Plan in writing with the Administrator. In any case in which a claim for Plan benefits by an Eligible Individual is denied or modified, the Administrator shall furnish written notice to the claimant within ninety (90) days after receipt of such claim for Plan benefits (or within one hundred eighty (180) days if additional information requested by the Administrator necessitates an extension of the ninety (90)-day period and the claimant is informed of such extension in writing within the original ninety (90)-day period), which notice shall:
(i)
state the specific reason or reasons for the denial or modification;
(ii)
provide specific reference to pertinent Plan provisions on which the denial or modification is based;
(iii)
provide a description of any additional material or information necessary for the Eligible Individual or his or her representative to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)
explain this Plan’s claim review procedure as contained herein and describe the Eligible Individual’s right to bring an action under Section 502(a) of ERISA following a denial or modification on review.

In the event a claim for Plan benefits is denied or modified, if the Eligible Individual or his or her representative desires to have such denial or modification reviewed, he or she must, within sixty (60) days following receipt of the notice of such denial or modification, submit a written request for review by the Administrator of its initial decision. In connection with such request, the Eligible Individual or his or her representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty (60) days following such request for review the Administrator shall, after providing a full and fair review, render its final decision in writing to the Eligible Individual and his or her representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty (60)-day period, the Administrator’s decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Eligible Individual and his representative, if any, prior to the commencement of the extension period. The Administrator shall be given written notice of its decision on review to the Eligible Individual. In the event a claim for Plan benefits is denied or modified on review, such notice shall set forth the specific reasons for such denial or modification and provide specific references to this Plan provisions on which the denial or modification is based. The notice shall also provide that the Eligible Individual is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Eligible Individual’s claim for benefits, including (i) documents, records or other information relied upon for the benefit determination, (ii) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (iii) documents, records or other information that demonstrates compliance with the standard claims procedure. The notice shall also contain a statement describing the Eligible Individual’s right to bring an action under Section 502(a) of ERISA. Any legal action with respect to a claim for Plan benefits must be filed no later than one (1) year after the later of (i) the date the claim is denied by the Administrator or (ii) if a review of such denial is requested pursuant to the provisions above, the date of the final decision by the Administrator with respect to such request.

11.
General Provisions.
(a)
Funding. The benefits provided herein shall be unfunded and shall be provided from the Company’s general assets.
(b)
Cost of Plan. The cost of this Plan shall be borne by the Company and no contributions shall be required of the Eligible Individuals.
(c)
Plan Year. The Plan shall operate on a calendar year basis.
(d)
Amendment and Termination.

(i)
The Plan may be amended from time to time or terminated at the discretion of the Board. Notwithstanding anything to the contrary herein, the Administrator, in its sole discretion, may reduce or terminate the coverage of any Eligible Individual under this Plan at any time in its sole and absolute discretion; provided, however, in the event of a Change in Control during the existence of this Plan, this Plan shall remain in full force and effect and benefits may not be reduced during the Change in Control Period.
(ii)
The provisions set forth in Section 11(d)(i) that otherwise restrict amendments to this Plan shall not apply to (A) an amendment to the administrative provisions of this Plan that is required pursuant to applicable law, (B) an amendment that increases the benefits payable under this Plan or otherwise constitutes a bona fide improvement of an Eligible Individual’s rights under this Plan or (C) an amendment which decreases the benefits of an Eligible Individual that is consented to in writing by such Eligible Individual.
(e)
Not a Contract of Employment. The adoption and maintenance of this Plan shall not be deemed to be a contract of employment between the Company and any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time, or to restrict the right of the Company or any of its Affiliates to discharge any person at any time nor shall this Plan be deemed to give the Company the right to require any person (including any Eligible Individual) to remain in the employ of the Company or to restrict any person’s right to terminate his or her employment at any time.
(f)
Severability. Any provision in this Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(g)
After-Acquired Evidence. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that an Eligible Individual is eligible to receive severance pay or benefits pursuant to Section 4 but, after such determination, the Administrator subsequently acquires evidence or determines that (i) such Eligible Individual has failed to abide by the terms of Section 9 or any other restrictive covenant agreements between such Eligible Individual and any member of the Company Group; or (ii) a Cause condition existed prior to such Eligible Individual’s termination of employment that, had the Company been fully aware of such condition, would have given the Company the right to terminate such Eligible Individual’s employment for Cause, then the Company shall have the right to cease the payment of all pay and benefits pursuant to Section 4, and such Eligible Individual shall promptly return to the Company any payment and any other severance benefits received by such Eligible Individual pursuant to Section 4 prior to the date that the Administrator determines that the conditions of this Section 11(g) have been satisfied.
(h)
Nonalienation. Eligible Individuals shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under this Plan, except by will or the laws of descent and distribution.

(i)
Effect of Plan. This Plan is intended to supersede all prior oral or written policies of the Company and all prior oral or written communications to Eligible Individual with respect to the subject matter hereof including any employment offer letter with an Eligible Individual, and all such prior policies or communications are hereby null and void and of no further force and effect. Further, this Plan shall be binding upon the Company and any successor of the Company, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Company’s employees.
(j)
Taxes. The Company or its successor may withhold from any amounts payable to an Eligible Individual under this Plan such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(k)
Governing Law. All questions arising with respect to the provisions of this Plan and payments due hereunder shall be determined by application of the laws of the state of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent that Delaware law is preempted by federal law (including by ERISA, which is the federal law that governs the Plan, the administration of the Plan and any claims made under the Plan); provided, however, with respect to an Eligible Individual who, at the time of termination of employment primarily resided or worked in Colorado, any question arising with respect to Section 9 hereof shall be determined by application of the laws of Colorado, except to the extent that Colorado law is preempted by federal law (including by ERISA). With respect to any claim or dispute related to or arising under this Plan, the Company and each Eligible Individual who signs and returns a Participation Agreement to the Company hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Denver, Colorado.
(l)
Section 409A. The Plan and all benefits provided hereunder are intended to be exempt from Code Section 409A to the maximum extent permitted by applicable law. To the extent that any payment provided hereunder is subject to Code Section 409A, (i) this Plan and all payments provided hereunder are intended to comply with the provisions of Code Section 409A, and (ii) if on the Termination Date the Eligible Individual is a “specified employee,” as defined in Section 409A of the Code, then all or such portion of any severance payments under this Plan that would be subject to the additional tax provided by Section 409A(a)(l)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the date that is six (6) months after the Termination Date (or, if earlier, the Eligible Individual’s date of death) and shall be paid as a lump sum (without interest) on such date.
(m)
Notices. For the purposes of this Plan, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered, by facsimile transmission or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company must be directed to the attention of the General Counsel and Corporate Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, or on the second (2nd) day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

(n)
Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to an Eligible Individual; provided, however, that the establishment or modification of any clawback policy by the Company on or after the date of a Change in Control shall only apply to amounts payable under the Plan to the extent required by applicable law. The Company shall make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.